Exhibit 99.1

Perry Ellis International Announces Record Revenues for Third Quarter Fiscal 2008

•	Record revenues at $227.5 million for third quarter – 7% increase
•	Net income at $8.5 million for third quarter – 4% increase
•	Earnings per fully diluted share of $0.55 for third quarter
•	Strong organic revenue growth of 9% for nine months of fiscal 2008
•	Record earnings of $1.16 per fully diluted share for nine months of fiscal 2008 – 52% increase compared to $0.76 last year

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter ended October 31, 2007 (“third quarter of fiscal 2008”). For the third quarter of fiscal 2008, total revenues increased 6.7% to $227.5 million, compared to $213.2 million in the third quarter ended October 31, 2006 (“third quarter of fiscal 2007”). Revenue increases were driven by several of the Company’s growth initiatives – primarily by an outstanding performance in golf, continuous gains in Perry Ellis, strong growth in action sports and direct retail.

“The successful implementation of our key strategies along with the growing demand for our brands drove the results we expected, including strong organic sales growth and a record quarter for revenues and profitability. We accomplished this in spite of unseasonably warm weather and a challenging retail environment, a strong testament to the power of our business model and execution abilities,” Oscar Feldenkreis, president and chief operating officer remarked.

Gross profit was $76.9 million—an increase of $4.5 million compared to third quarter last year—resulting in gross margins even with last year, at 34.0%. Meanwhile, operating expenses increased 9.0% attributable to further investment in the company’s retail and active sports divisions; start-up expenses for boyswear and other initiatives; and increased costs associated with the implementation of our Oracle Retek system.

Mr. Feldenkreis commented, “Continued funding of both growth opportunities and state-of-the-art systems that better serve our customers are paramount for Perry Ellis International’s long term strategy. We are confident that these investments will bear strong returns for our shareholders in the near future and beyond.”

Net Income for the third quarter of fiscal 2008 was $8.5 million and grew 3.6% compared to the third quarter of fiscal 2007. Earnings per fully diluted share were $0.55 compared to earnings per fully diluted share of $0.53 for the same period last year.

The Company ended third quarter with a strong balance sheet. Robust cash flow allowed the Company to significantly reduce its debt level. As of October 31, 2007, overall long term debt decreased to $198.3 million, a reduction of $38.6 million compared to the beginning of fiscal 2008. As a result, long term debt declined to 34% of total assets as compared to 40% on January 31, 2007.

For the first nine months of fiscal 2008, the company reported record revenues and profits. Revenues increased by 8.9% to $651.5 million from $598.3 million for the first nine months of fiscal 2007 while improving gross profit margin by 33 basis points compared to the same period last year. The Company also improved EBITDA margin by 48 basis points compared to the first nine months of fiscal 2007. A table showing the reconciliation of EBITDA margin to gross margin is attached. Net income increased to $18.3 million from reported net income of $11.7 million and pro forma net income of $13.7 million during the same period last year. Finally, earnings per fully diluted share for the first nine months of fiscal 2008 grew 52.6% to $1.16 compared to reported earnings per fully diluted share of $0.76 for the same period last year, and 30.3% compared to pro forma earnings per fully diluted share of $0.89 for the same period last year. Last year’s pro forma results exclude the impact of $3.0 million in debt extinguishment costs ($1.9 million net of taxes or $0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes. Pro forma results are presented solely as a supplemental disclosure because management believes it is useful to compare the Company’s current results to the prior year results without the charge incurred during fiscal 2007. A table showing the reconciliation of actual to pro forma results is attached.

George Feldenkreis, chairman and chief executive officer, commented “We are extremely satisfied with our performance for the first nine months of this fiscal year and remain positive about our overall Q4 expectations, especially compared to most of the industry. However we recognize that both the warm October and its impact on retail sales, as well as the general deterioration of consumer confidence—driven by the effect of oil prices and lower real estate values in certain states – have impacted certain replenishment programs, especially on bottoms. Based on those factors, we have decided to update our guidance accordingly.”

However, based on a more conservative outlook for the upcoming Christmas season, the Company has decided to update its previous fiscal 2008 earnings guidance from the range of $1.87 to $1.91 per fully diluted share to $1.78 to $1.82 per fully diluted share and its fiscal 2008 revenue guidance to the range of approximately $870 to $880 million, from $900 to $910 million.

“We are proud of our accomplishments in fiscal 2008. Compared to fiscal 2007, we estimate that Perry Ellis International will be growing earnings between 13% and 15% and revenues between 5% and 6%. We remain committed to delivering outstanding results to our shareholders and feel extremely positive about the opportunities ahead of us with our Perry Ellis brand, swimwear, licensing and retail divisions for fiscal 2009 and beyond,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Savane®, Munsingwear®, Original Penguin® by Munsingwear®, AXIST®, Grand Slam®, John Henry®, Natural Issue®, Farah®, Pro Player®, Manhattan®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Revenues
Net sales	$220,881	$207,794	$632,390	$581,747
Royalty income	6,582	5,445	19,138	16,512

Total revenues	227,463	213,239	651,528	598,259
Cost of sales	150,541	140,781	435,095	401,506

Gross profit	76,922	72,458	216,433	196,753
Operating expenses
Selling, general and administrative expenses	56,074	51,747	164,067	151,514
Depreciation and amortization	3,492	2,899	9,594	8,350

Total operating expenses	59,566	54,646	173,661	159,864

Operating income	17,356	17,812	42,772	36,889
Costs on early extinguishment of debt	—	—	—	2,963
Interest expense	4,069	5,000	13,890	15,650

Income before minority interest and income taxes	13,287	12,812	28,882	18,276
Minority interest	117	92	372	236
Income tax provision	4,636	4,479	10,197	6,342

Net income	$8,534	$8,241	$18,313	$11,698

Net income per share
Basic	$0.58	$0.57	$1.25	$0.81

Diluted	$0.55	$0.53	$1.16	$0.76

Weighted average number of shares outstanding*
Basic	14,704	14,538	14,685	14,468
Diluted	15,504	15,540	15,817	15,327

*	On November 21, 2006, the Company announced a 3-for-2 stock split effected in the form of a stock dividend payable on December 29, 2006 to stockholders of record as of December 12, 2006. All prior year earnings per share references in this press release have been restated to include the impact of the stock dividend.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	October 31, 2007	January 31, 2007
Assets
Current assets:
Cash and cash equivalents	$8,874	$4,514
Accounts receivable, net	146,659	157,420
Inventories, net	122,573	139,690
Other current assets	19,680	12,972

Total current assets	297,786	314,596

Property and equipment, net	76,070	71,989
Intangible assets, net	192,656	192,656
Other assets	8,533	13,965

Total assets	$575,045	$593,206

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,954	$44,295
Accrued expenses and other liabilities	28,304	31,914
Accrued interest	2,041	5,822
Unearned revenues	4,033	2,883

Total current liabilities	62,332	84,914

Long term liabilities:
Senior subordinated notes payable	149,202	149,079
Senior credit facility	22,999	61,347
Real estate mortgage	26,174	26,604
Deferred pension obligation	13,220	13,412
Unearned revenues and other liabilities	30,433	8,854

Total long term liabilities	242,028	259,296

Total liabilities	304,360	344,210

Minority interest	2,734	2,362

Stockholders’ equity
Preferred stock	—	—
Common stock	147	146
Additional paid in capital	95,775	94,252
Retained earnings	169,701	151,388
Accumulated other comprehensive income	2,328	848

Total stockholders’ equity	267,951	246,634

Total liabilities and stockholders’ equity	$575,045	$593,206

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Net income as reported	$8,534	$8,241	$18,313	$11,698
Plus:
Depreciation and amortization	3,492	2,899	9,594	8,350
Interest expense	4,069	5,000	13,890	15,650
Costs on early extinguishment of debt	—	—	—	2,963
Minority interest	117	92	372	236
Income tax provision	4,636	4,479	10,197	6,342

EBITDA	$20,848	$20,711	$52,366	$45,239

Gross profit	$76,922	$72,458	$216,433	$196,753
Less:
Selling, general and administrative expenses	(56,074)	(51,747)	(164,067)	(151,514)

EBITDA	$20,848	$20,711	$52,366	$45,239

Total revenues	$227,463	$213,239	$651,528	$598,259
EBITDA margin percentage of revenues	9.2%	9.7%	8.0%	7.6%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(amounts in 000's, except per share information)

(UNAUDITED)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Net income	$8,534	$8,241	$18,313	$11,698
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	1,953

Proforma net income	$8,534	$8,241	$18,313	$13,651

Diluted earnings per share	$0.55	$0.53	$1.16	$0.76
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	0.13

Proforma diluted earnings per share	$0.55	$0.53	$1.16	$0.89

(2)	Proforma net income and proforma diluted earnings per share for the nine months ended October 31, 2006, respectively, consists of net income and diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) or $0.13 per share net of taxes, respectively, for debt extinguishment costs related to the call of our $57 million senior secured notes. Neither proforma net income nor proforma diluted earnings per share is a measurement of financial performance under accounting principles generally accepted in the United States of America. Accordingly, you should not regard this figure as an alternative to actual net income and/or diluted earnings per share. Proforma net income and proforma diluted earnings per share are presented solely as a supplemental disclosure, because management believes it is useful to compare the Company's current results to the prior year results without the charge incurred during Fiscal 2007.